Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FMC Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-18383, 333-69805, 333-69714, and 333-11456) and the Registration Statements on Form S-3 (Nos. 333-154824 and 333-59543) of FMC Corporation of our reports dated February 22, 2010 relating to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of FMC Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 22, 2010